Exhibit 99.1

                                                               Stephen Sternbach
                                                                  (631) 423-6689

                         STAR MULTI CARE SERVICES, INC.
              ANNOUNCES DEFINITIVE AGREEMENT TO SELL CERTAIN OF ITS
                ASSETS TO PREMIER HOME HEALTHCARE SERVICES, INC.

      Huntington Station, New York, July 6, 2001. Star Multi Care Services, Inc. (NASDAQ SmallCap Market: SMCS) ("Star") announced that it has signed a definitive agreement with Premier Home Healthcare Services, Inc., a privately held home health care provider based in White Plains, New York ("Premier"), to sell certain assets related to the home health care operation of Star's subsidiary in New Jersey (the "New Jersey Assets"), and certain assets of Star related to its home health care operations in New York (the "New York Assets"). Star also announced that it has terminated discussions with National Home Health Care Corp. with whom it had previously signed a non-binding letter of intent to sell the New Jersey Assets in addition to the Star subsidiaries doing business in Pennsylvania and Ohio.

The purchase price for the New Jersey Assets and the New York Assets is $5.5 million in cash (not subject to any financing contingency), but subject to certain adjustments, and the assumption of certain liabilities of the Star subsidiary in New Jersey. The closing of the sale of the New Jersey Assets is anticipated to occur within sixty days, pending certain regulatory approvals, and the closing of the sale of the New York Assets is anticipated to occur by the end of 2001, subject to the approval of the transaction by Star's shareholders and certain regulatory approvals.

      Stephen Sternbach, Chief Executive Officer of Star stated: "This transaction is substantially superior to the one previously contemplated with National Home Health Care Corp. and will permit Star to totally eliminate its debt with its primary lender, retain its receivables for collection that are related to the New Jersey and New York operations and continue to operate its profitable operations in Pennsylvania and Ohio. Additionally, with the net proceeds from this transaction, in addition to the collection of the receivables, Star will be in the position to consider growing its business through acquisitions in this very favorable buyer's market. This transaction is truly in the best interests of the shareholders and will ensure the long term growth of the Company."

This announcement contains "forward looking statements". words "anticipate", "believe", "estimate", "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. Factors that could affect the occurrence of events or results discussed herein are included with those mentioned in the Company's filings with the Securities and Exchange Commission.